Report of Independent Accountants

To the Trustees of
the Summit Investment Trust

In planning and performing our audits of the financial statements of the Summit Investment
 Trust for the period ended May 31, 1998, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Summit Investment Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls.
  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
  Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
 Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1998.

This report is intended solely for the
 information and use of management of the Summit
 Investment Trust and the Securities and
 Exchange Commission.




PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio
July 23, 1998